UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2012, we entered into a Securities Purchase Agreement with certain institutional and accredited investors and the holders of the common stock warrants previously issued on February 22, 2012 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, we agreed to sell to the investors 14,033,829 shares of our common stock (the “Shares”) and warrants to purchase an aggregate of 3,508,448 shares of our common stock (the “Warrants”) with an exercise price of $4.308 per share (the “Private Placement”). For each Share purchased, the investors will receive a Warrant to purchase 0.25 of a share of common stock. The Warrants will expire on March 2, 2017 and may be exercised for cash or, if the current market price of our common stock is greater than the per share exercise price, by surrender of a portion of the Warrant in a cashless exercise. The aggregate purchase price for the Shares and the Warrants to be sold in the Private Placement will be approximately $50.8 million.

Under the terms of the Purchase Agreement, we have agreed to file, within 45 days after the closing of the Private Placement, a registration statement with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares and the shares of common stock issuable upon the exercise of both the Warrants and the warrants we previously issued on February 22, 2012 (the “Prior Warrants”), which registration statement is required under the Purchase Agreement to become effective no later than 90 days following the closing (or 120 days following the closing if the SEC reviews or has written comments to the registration statement). We will be required to pay liquidated damages of 1.5% of the purchase price of the Shares, the Warrants and the Prior Warrants per month (up to a cap of 10%) if we do not meet certain obligations with respect to the registration statement.

The Purchase Agreement includes representations, warranties, covenants and closing conditions customary for transactions of this type. The securities issued in the Private Placement will be sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. At the request of The NASDAQ Stock Market, we are also in the process of confirming the book value per share of our common stock prior to February 28, 2012. We expect, subject to completion of our audit for the 2011 fiscal year, that as of December 31, 2011, our book value per share was no higher than the per share price at which the Shares will be sold in the Private Placement.

The foregoing is a summary of the terms of the Purchase Agreement and the Warrant. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and the form of Warrant, copies of which are attached hereto as Exhibits 10.1 and 4.1, respectively.

We are also filing as Exhibits 10.2, 10.3 10.4 and 4.2 to this report the Loan and Security Agreement, Guaranty and Security Agreement, Amendment to Investors’ Rights Agreement and the form of Prior Warrant, respectively, which were each described in our Current Report on Form 8-K filed on February 22, 2012.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the unregistered sale of equity securities is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Warrant to be issued on or about March 2, 2012.

4.2	Form of Warrant issued on February 22, 2012.

10.1	Securities Purchase Agreement, dated February 28, 2012, by and among Horizon and the purchasers and warrant holders listed in Exhibits A and B thereto.

10.2	Loan and Security Agreement, dated February 22, 2012, by and among Horizon, Horizon Pharma USA, Inc., Cortland Capital Market Services LLC, as administrative agent, and the lenders party thereto.

10.3	Guaranty and Security Agreement, dated February 22, 2012, by and among Horizon, Horizon Pharma USA, Inc. and Cortland Capital Market Services LLC, as administrative agent.

10.4	Amendment to Investors’ Rights Agreement, dated February 22, 2012.

Forward-Looking Statements

This report contains forward-looking statements, including statements regarding the expected closing of the Private Placement and our receipt of proceeds from the sale of securities in the Private Placement, the anticipated filing of a registration statement to cover the resale of certain of our securities and our expected book value per share as of December 31, 2011. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding our ability to meet the closing conditions associated with the Private Placement and complete the closing on our anticipated timeline, and whether the book value per share of our common stock will be different than we currently expect once the audit of our 2011 financial statements is complete. For a further description of these and other risks facing us, please see the risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this report, and we undertake no obligation to update or revise these statements, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2012	Horizon Pharma, Inc.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Form of Warrant to be issued on or about March 2, 2012.

4.2	Form of Warrant issued on February 22, 2012.

10.1	Securities Purchase Agreement, dated February 28, 2012, by and among Horizon and the purchasers and warrant holders listed in Exhibits A and B thereto.

10.2	Loan and Security Agreement, dated February 22, 2012, by and among Horizon, Horizon Pharma USA, Inc., Cortland Capital Market Services LLC, as administrative agent, and the lenders party thereto.

10.3	Guaranty and Security Agreement, dated February 22, 2012, by and among Horizon, Horizon Pharma USA, Inc. and Cortland Capital Market Services LLC, as administrative agent.

10.4	Amendment to Investors’ Rights Agreement, dated February 22, 2012.